EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT (this "Agreement") is effective as of the 1st day of January, 1997, is made by and between Third Wave Media Limited, a California corporation (the "Company") and Andrew Melzer, an individual ("Employee").

                                    RECITALS

         A. Employee has developed considerable familiarity with and expertise in the operations and business of media replication and has been involved in the industry for a number of years.

         B. The Company desires to maintain Employee's services and Employee and the Company desire to provide for Employee's employment by the Company upon the terms and conditions set forth in this Employment Agreement.

                                    AGREEMENT

         1. Employment. The Company hereby agrees to employ Employee and Employee hereby agrees to serve the Company as its President and Chief Executive Officer or in any other comparable position consistent with Employee's status, as to which he may hereafter be elected or appointed during the Employment Term (as hereinafter defined).

         2. Employment Term. Employee's employment hereunder shall be for a term of not less than seven (7) calendar years commencing on January 1, 1997 and continuing to and including December 31, 2003 unless earlier terminated pursuant to Sections 4 or 5 of this Agreement (the "Employment Term").

         3. Responsibilities. During the Employment Term, Employee shall render such services to the Company and its affiliates as are reasonably required by the Board of Directors of the Company and as may be required by virtue of the office(s) and positions held by Employee.

         4. Incapacity. If during the Employment Term, Employee is prevented from performing his duties or fulfilling any of his responsibilities by reason of any incapacity or disability for a continuous period of not less than six (6) months, then the Company, by majority vote of the Board of Directors, may consider such incapacity or disability to be permanent and may, upon ninety (90) days written notice to Employee, thereafter terminate Employee's employment hereunder. However, notwithstanding any such termination, Employee shall continue to be eligible to receive any benefits to which he may be entitled under the terms of the Company's long term disability plan for its employees, if any. In the event of such disability, the Company shall pay Employee the full amount of the compensation otherwise payable under Section 6 by way of Base Salary (as hereinafter set forth) until such termination and the sum of 25% thereof, on a monthly basis, until such time as the first to occur of the end of the Employment Term or death of Employee.

         5. Death. The Employment Term, unless terminated earlier, shall automatically terminate on the last day of the month in which the death of Employee occurs. Employee's estate, or heirs as applicable, shall be paid any and all accrued and unpaid Base Salary and Incentive Compensation, as such terms are hereinafter defined, to the date of Employee's death plus, by way of lump sum payment, the additional sum of 25% of the remaining Base Salary otherwise payable hereunder throughout the remainder of the term of employment which would otherwise apply irrespective of such death of Employee.

         6. Compensation: Base Salary. As compensation for all services rendered pursuant to this Agreement, the Company agrees to pay Employee a gross salary ("Base Salary") equal to no less than the following amounts for each calendar year set forth below.

                Year                    Base Salary (expressed annually)

                1997                    $  50,000
                1998                    $  75,000
                1999                    $ 100,000
                2000                    $ 125,000
                2001                    $ 150,000
                2002                    $ 175,000
                2003                    $ 200,000

Base Salary shall be paid not less often than monthly. Base Salary may be paid more often as may be paid to other employees of the Company or as determined by the Board of Directors of the Company. Any Base Salary unpaid when due shall bear interest at the rate of the lesser of 10% per annum or the maximum rate permissible by law.

         7. Incentive Compensation. In addition to said Base Salary, Employee shall be entitled to receive incentive compensation ("Incentive Compensation") in the form of annual bonuses to be paid annually no later than the fifteenth
(15th) day of the second month following the close of each calendar year of employment or as otherwise mutually agreed upon between Employee and the Board of Directors of Company. Incentive Compensation shall be not less than the sum of $25,000 for each and every $500,000 increase in gross sales of Company comparing each calendar year of employment with the gross sales of the calendar year prior. In no event shall Incentive Compensation result in a decrease in Employee's compensation nor will decreases in gross sales be carried over from year to year to diminish Incentive Compensation in later years. Any Incentive Compensation not paid when due shall bear interest at the rate of the lesser of 10% per annum or the maximum rate permissible by law.

         8. Expenses. During the Employment Term, the Company shall allow Employee reasonable travel, business, entertainment, and other business expenses incurred in the performance of his duties hereunder, subject to the rules and regulations adopted by the Company for the handling of such business expenses and consistent with IRS policies and procedures re deductibility.

         9. Other Benefits. During the Employment Term, the Company shall provide Employee, with not less than the same insurance and other benefits the Company makes available to other similarly situated or executive employees. Employee shall have the use of a Company car or the equivalent by way of a car allowance consistent with his position within the Company.

         10. Best Efforts. During the Employment Term, Employee shall devote full time and best efforts to the performance of all responsibilities to the Company and its affiliates and to further the businesses and interests of the Company and its affiliates.

         11. Indemnification. The Company agrees to indemnify, defend and hold harmless Employee, his heirs, personal representatives, successors and assigns from and against any claim for loss, damage, liability or cost (including reasonable attorney's fees and expenses) asserted against or incurred by Employee as a result of management, business operations and exercise of corporate powers by Employee but not in any event for judicially established criminal misconduct of Employee.

         12. Benefit. This Agreement shall bind and inure to the benefit of Employee, the Company, and their respective heirs, personal representatives, successors, and assigns.

         13. Notices.

         (a) To the Company, if delivered to a director or the highest ranking officer (excluding Employee) of the Company, or if mailed, certified or registered mail, postage prepaid to the Company at its then current principal executive office.

         (b) To Employee, if delivered to Employee in person or if mailed, by certified or registered mail, postage prepaid, to Employee's last known residential address as maintained in the records of the Company.

         14. Governing Law; Venue; Attorneys' Fees. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of California. Any action arising out of this Agreement shall be litigated in the state courts of California and the prevailing party therein shall be entitled to recover from the other party reasonable attorneys' fees, court costs and expert witness fees as determined by the Court having jurisdiction over such dispute.

         15. Severability. The invalidity of any one or more of such provisions of this Agreement shall not affect or limit the enforceability of the remaining provisions or paragraphs of this Agreement unless an essential purpose of this Agreement would be defeated by the invalid provision(s).

         16. Headings. The headings in this Agreement are solely for convenience of reference and shall not affect its interpretation.

         17. No Waiver. No failure on the part of any party hereto at any time to require the performance by any other party of any term of this Agreement shall be taken or held to be a waiver of such term or in any way affect such party's right to enforce such term, and no waiver on the part of either party of any term of this Agreement shall be taken or held to be a waiver of any other term hereof or the breach thereof.

         18.   Counterparts.   This   Agreement  may  be  executed  in  separate
counterparts, each of which when so executed shall be an original but all of such counterparts shall together constitute but one and the same instrument.

         EXECUTED AND EFFECTIVE as of the date first written above.

                                             THIRD WAVE MEDIA LIMITED


                                             By:___________________________

                                             Its:   Sole Director





                                             ______________________________
                                             Andrew Melzer, an individual